Exhibit 99.1

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 17, 2008, among BOISE CASCADE, L.L.C., a Delaware limited liability company (“Boise Cascade”), BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C., a Delaware limited liability company (“Boise Distribution”) and BOISE BUILDING SOLUTIONS MANUFACTURING, L.L.C., a Delaware limited liability company (“Boise Manufacturing”, and together with Boise Cascade and Boise Distribution, collectively, “Borrowers”), BOISE BUILDING SOLUTIONS MANUFACTURING HOLDINGS CORP., a Delaware corporation (“Boise Manufacturing Holding”), BC CHILE INVESTMENT CORPORATION, a Delaware corporation (“BC Chile Investment”), and BC BRAZIL INVESTMENT CORPORATION, a Delaware corporation (“BC Brazil Investment”, and together with Boise Manufacturing Holding and BC Chile Investment, collectively, “Guarantors”), the financial institutions party to this Amendment (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as agent for Lenders (in such capacity, “Agent”).

R E C I T A L S:

A.            WHEREAS, the Borrowers, the Guarantors, the lenders party thereto from time to time, and the Agent executed that certain Loan and Security Agreement dated as of February 22, 2008 (as amended, supplemented, or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders have agreed to make available to the Borrowers a revolving line of credit for loans; and

B.            WHEREAS, the Borrowers, the Guarantors, the Lenders, and the Agent desire that the Loan Agreement be amended in certain respects in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Recitals.  The foregoing Recitals are accurate and are incorporated herein and made a part hereof for all purposes.

2.             Definitions.  Unless otherwise defined in this Amendment, all initially capitalized terms and phrases wherever used in this Amendment shall have the respective meanings given to them in the Loan Agreement, as amended hereby.

3.             Amendments to Loan Agreement.  Subject to the terms and conditions set forth herein, as of the First Amendment Effective Date (as defined below), the Loan Agreement is hereby amended as follows:

(a)           Deletion of Certain Definitions Appearing in Section 1.1 of the Loan Agreement.  The following definitions appearing in Section 1.1 of the Loan Agreement are hereby deleted in their entirety:  “Amortization Equipment Amount,” “Amortization Mortgage Property Amount,” “Appraisal Value,” “Eligible Equipment,” “Environmental Agreement”, “Equipment Security Agreement”, “Mortgage”, “Mortgaged Property”, “Mortgage Support Documents” “PP&E,” “PP&E Adjusted Amount,” “PP&E Formula Amount,” “PP&E Inclusion Date,” “PP&E Inclusion Conditions,” “PP&E Inclusion Period” and “Title Policy”.

(b)           Amendment of Certain Definitions Appearing in Section 1.1 of the Loan Agreement.  The following definitions appearing in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Applicable Margin: with respect to any Type of Loan and the Unused Fee, the margins set forth below, as determined by Average Availability for the most recently ended Fiscal Quarter:

Level	Average Availability	Base Rate Loans	LIBOR Revolver Loans and Letters of Credit Fees	Unused Line Fee
I	< $75,000,000	1.50%	3.00%	0.375%
II	> $75,000,000 but < $175,000,000	1.25%	2.75%	0.425%
III	> $175,000,000	1.00%	2.50%	0.50%

Until May 31, 2008, margins shall be determined as if Level III were applicable.  Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the most recently ended Fiscal Quarter and determination by Agent of Average Availability for such Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt.  If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level I were applicable, from such day until the first day of the calendar month following actual receipt.”

“Availability: (i) the Borrowing Base, plus (ii) unrestricted cash deposited or held in a depositary account subject to a Deposit Control Agreement and first priority Lien in favor of Agent, minus (iii) the principal balance of all Revolver Loans, minus (iv) the balance of any payables stretched beyond the Borrowers’ historical accounts payable practices in effect on the Closing Date (together with any changes to such accounts payable practices as are consistent with then-current industry practice that could not reasonably be expected to have a Material Adverse Effect).”

“Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) the Dilution Reserve; (f) all accrued Royalties, whether or not then due and payable by a Borrower; (g) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default, if any, arising therefrom); and (h) such additional reserves, in such amounts and with respect to such matters (including, without limitation, with respect to unpaid liabilities owing by Borrowers to vendors with respect to purchases of logs and timber, Collateral subject to a Licensor’s Intellectual Property rights with respect to which the Borrowers have not obtained a Lien Waiver, and contingent obligations in respect of surety bonds that could take priority over the Obligations or the Agent’s Lien on the Collateral), as Agent in its Credit Judgment may elect to impose from time to time.”

“Availability Threshold: the greater of (a) $45,000,000 or (b) 15% of the Borrowing Base.”

“Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion (subject to the proviso in the definition of “Obligations”) in respect of Bank Product Debt.”

“Borrowing Base: on any date of determination an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments, minus the LC Reserve; or (b) the sum of (i) the Accounts Formula Amount, plus (ii) the Inventory Formula Amount, minus (iii) the Availability Reserve.”

“Capital Expenditures: all liabilities incurred, expenditures made or payments due (whether or not made) by a Borrower or Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases, in each case calculated in accordance with GAAP; provided that Capital Expenditures shall not include (a) the purchase price paid in connection with a Permitted Acquisition, (b) the non-cash consideration transferred or disposed of in connection with capital expenditures made with Permitted Operating Asset Swaps, (c) any additions to property, plant and equipment and other capital expenditures made with (i) the proceeds of any issued Equity to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (iii) the proceeds or consideration received from any sale, trade in or other disposition of Equipment or Real Estate, to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, or (d) any expenditures which are contractually required to be, and have been, reimbursed to the Obligors in cash by a third party (including landlords) during such period of calculation.”

“Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Borrower or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.”

“Dilution Reserve:  a reserve established by Agent and updated on a monthly basis in an amount equal to a percentage of the value of Eligible Accounts, which percentage shall be the Dilution Percent minus 5% (but in any event not less than 0%).

“Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Credit Judgment, to be an Eligible Account; provided that (x) if Availability immediately after giving effect thereto is not less than the Restricted Payment Availability Threshold, the Agent shall not establish any criteria for excluding Accounts from Eligible Accounts other than those set forth below unless the Agent shall have given Boise Cascade at least five Business Days’ prior notice of the Agent’s intention to establish such criteria including an explanation as to the reasons that the Agent has determined in its Credit Judgment that such criteria are appropriate, and (y) if Availability immediately after giving effect thereto is less than the Restricted Payment Availability Threshold, the Agent shall endeavor to give Boise Cascade at least five Business Days’ prior notice of the Agent’s intention to establish any criteria for excluding Accounts from Eligible Accounts other than those set forth below but the Agent shall have no obligation to deliver any such notice if the Agent determines in its Credit Judgment that it is necessary or appropriate to establish such criteria without delay; and provided, further, that in no event shall the Agent have any liability to any Obligors or otherwise for failure to deliver any notice described above.  Without limiting the foregoing, no Account shall be an Eligible Account if:

(a)           it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date;

(b)           50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause;

(c)           when aggregated with all Accounts owing by the Account Debtor, it exceeds (i) 10% of the aggregate Eligible Accounts (not generated by Home Depot or Lowe’s) or (ii) 20% of the aggregate Eligible Accounts generated by Home Depot or Lowe’s;

(d)           it does not conform with a covenant or representation herein;

(e)           it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(f)            to the knowledge of a Borrower, an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent:

(g)           the Account Debtor is organized or has its principal offices or assets outside the United States, Canada, or an Approved Foreign Jurisdiction (provided the aggregate amount of Accounts owing from Account Debtors organized or having their principal office or assets in Approved Foreign Jurisdictions shall not exceed 5% of the Eligible Accounts at any time) except to the extent that such Account is secured or payable by a letter of credit in form and substance satisfactory to the Agent;

(h)           it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act;

(i)            it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than Permitted Liens that (i) are junior in priority to the Agent’s Liens or subject to Availability Reserves as required by Agent and (ii) do not impair the ability of Agent to realize on or obtain the full benefit of the Collateral);

(j)            the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(k)           it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(l)            its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis;

(m)          it arises from a sale to an Affiliate, or from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis;

(n)           it represents a progress billing or retainage;

(o)           it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(p)           it arises from a retail sale to a Person who is purchasing for personal, family or household purposes;

(q)           it is owing by an Account Debtor which is located in a jurisdiction where Borrowers are required to qualify to transact business or to file reports, unless the applicable Borrower has so qualified or filed, except to the extent the failure to so qualify could not reasonably be expected to have a material adverse effect on the collectibility of such Account by Borrowers or Agent;

(r)            there are any facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder other than unexpired volume or pricing discounts or rebates, if any, to which the Account Debtor may be entitled in accordance with Borrowers’ Ordinary Course of Business practices with such Account Debtors as disclosed to Agent; or

(s)           to the knowledge of any Borrower, there are any proceedings or actions which are threatened or pending against the Account Debtor with respect to such Accounts which might result in any material adverse change in any such Account Debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding).

In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.”

“Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Agent and Borrower Agent (which approval shall in each case not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5,000,000,000, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) when any Event of Default has occurred and is continuing, any Person acceptable to Agent in its discretion.”

“Extraordinary Expenses: all costs, expenses or advances (which are documented to the extent they are out of pocket) that Agent may incur during a Default or Agent or any Lender may incur during an Event of Default or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations;

and (g) Protective Advances.  Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses; provided that with respect to attorney fees and expenses the foregoing shall be limited to the reasonable attorney fees and expenses of one counsel for the Agent (together with any local counsel reasonably deemed necessary or appropriate by the Agent) and one counsel for the Lenders unless a conflict of interest arises and in such case additional counsel for each Lender to the extent reasonably required by such conflict of interest.”

“Fixed Charges: the sum of cash interest expense (net of payments received in respect of interest rate Hedging Agreements and interest income for such period), principal payments made on Borrowed Money (excluding payments on Revolver Loans and excluding any principal payments made with the proceeds of, and concurrently with or promptly following the incurrence of, new Debt permitted to be incurred under this Agreement), cash payments in respect of taxes, and Distributions (excluding Distributions made by any Borrower or any Subsidiary to any other Borrower or Subsidiary and any Distributions of the type described in clauses (iii) and (iv) of Section 10.2.4).”

“Insurance Assignment: each collateral assignment of insurance pursuant to which an Obligor assigns to Agent, for the benefit of Secured Parties, such Obligor’s rights under property insurance covering the Collateral and business interruption insurance.  In addition, Agent, for itself and on behalf of the Lenders, shall be named as additional insured on all liability policies of Obligors other than D&O, fiduciary, special crime, and workers’ compensation policies.”

“NOLV Percentage: the net orderly liquidation value of Borrowers’ Inventory, expressed as a percentage of the Value of such Inventory, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory, performed by an appraiser and on terms reasonably satisfactory to Agent and which shall be adjusted upward and downward in accordance with Agent’s Credit Judgment to reflect seasonal factors as expressed in such appraisals from time to time.”

 “Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors to Agent or Lenders pursuant to the Loan Documents, including the Guaranteed Obligations, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, however, that in no event shall Bank Product Debt payable to any Lender or any Affiliate of any Lender (other than Bank of America and its Affiliates) constitute “Obligations” unless (i) such Bank Product Debt was incurred after such Lender or such Affiliate has provided written notice to Agent that such Lender or Affiliate intends to provide Bank Products and the amount and nature thereof (together with written notice to Agent if at any time the aggregate amount of Bank Product Debt payable to such Lender increases by more than $100,000); (ii) sufficient Availability exists to impose a Bank Product Reserve in respect of such Bank Product Debt; (iii) Agent has established such Bank Product Reserve (which (x) shall be established by Agent if no Trigger Period is in effect, and (y) may be established by Agent in its sole discretion during the existence of a Trigger Period, provided that if the Agent establishes any new Bank Product Reserve or increases any existing Bank Product Reserve during the existence of a Trigger Period then the Agent shall establish Bank Product Reserves in connection with any Bank Product Debt to the extent previously requested to do so in writing by the holder of such Bank Product Debt); and (iv) Agent has delivered written notice to such Lender or such Affiliate that the foregoing conditions have been met and the applicable Bank Product Debt constitutes “Obligations” under this Agreement (which notice Agent agrees to deliver promptly following the satisfaction of the conditions set forth in the foregoing clauses (i), (ii), and (iii)).”

“Other Agreements: the Notes, the LC Documents, the Fee Letter, the Lien Waivers, each Borrowing Base Certificate, each Compliance Certificate, each financial statement or report delivered hereunder; and each other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto (excluding any contracts of the Borrowers or any Subsidiaries with parties other than Agent or Lenders).”

“Permitted Asset Disposition: any Asset Disposition that is:

(a)           a sale of Inventory in the Ordinary Course of Business;

(b)           a disposition of Inventory that is used, obsolete, surplus, worn out, unmerchantable or otherwise unsalable in the Ordinary Course of Business, the Net Proceeds of which are deposited into an account subject to a Deposit Account Control Agreement or remitted to the Agent for application against outstanding Obligations;

(c)           termination of a lease or license of real or personal Property the termination of which could not reasonably be expected to have a Material Adverse Effect;

(d)           the Paper Group Disposition;

(e)           the sale of operations in Brazil including the Equity Interests of any Subsidiary organized in Brazil or any Domestic Subsidiary with no assets other than the Equity Interests of any Subsidiary organized in Brazil;

(f)            sales of Cash Equivalents in the Ordinary Course of Business the Net Proceeds of which are deposited into an account subject to a Deposit Account Control Agreement or remitted to the Agent for application against outstanding Obligations;

(g)           Asset Dispositions among Borrowers, among Guarantors, from a Guarantor to a Borrower, or from any Subsidiary that is not an Obligor to an Obligor;

(h)           the lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) of real, personal or intellectual property in the Ordinary Course of Business so long as it does not result in a Material Adverse Effect;

(i)            Asset Dispositions of property that does not constitute Collateral (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Disposition are promptly applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(j)            Asset Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k)           sales, discounting or forgiveness of Accounts in the Ordinary Course of Business the Net Proceeds of which are deposited into an account subject to a Deposit Account Control Agreement or remitted to the Agent for application against outstanding Obligations;

(l)            Asset Dispositions of Real Estate or Equipment;

(m)          voluntary terminations of Hedge Agreements;

(n)           the termination of leases and licenses in the Ordinary Course of Business;

(o)           the abandonment of or failure to maintain Intellectual Property in the Ordinary Course of Business that is obsolete, uneconomical or, in the reasonable judgment of an Obligor, no longer used or useful or necessary in, or material to, its business or that of any Subsidiary;

(p)           Permitted Operating Asset Swaps; and

(q)           any other Asset Disposition so long as (i) no Default or Event of Default shall exist immediately prior to or would result directly or indirectly from such Asset Disposition, (ii) Availability immediately after giving effect thereto and Average Availability for the most recently ended Fiscal Quarter after giving pro forma effect thereto, in each case, shall not be less than the Restricted Payment Availability Threshold, and (iii) if such Asset Disposition is an Asset Disposition of the type described in clause (b) or (k) of this definition, the Net Proceeds of such Asset Disposition are deposited into an account subject to a Deposit Account Control Agreement or remitted to the Agent for application against outstanding Obligations.”

“Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided that (i) so long as there are exactly two Lenders or exactly three Lenders, “Required Lenders” shall mean all Lenders, and (ii) so long as there are more than three Lenders, “Required Lenders” shall also mean at least three Lenders.

“Restricted Investment: any Investment by a Borrower or Subsidiary, other than (a) Investments to the extent existing on the Closing Date; (b) Investments by any Borrower in any other Borrower; (c) Cash Equivalents held in a Controlled Securities Account (to the extent required by the terms of this Agreement); (d) Investments in (x) any existing Obligor or (y) any new Subsidiary created or acquired after the Closing Date that becomes an Obligor (provided that any such Investments shall not exceed $5,000,000 in the aggregate at a time when any Default or Event of Default exists or would directly or indirectly result from any such Investment); (e) Investments consummated after the Closing Date in Subsidiaries that are not Obligors, in the Equity Interests of Persons that are not Subsidiaries, and in the form of loans to Persons in which an Obligor holds an Equity Interest (but such Person is not an Obligor); (f) loans and advances permitted under Section 10.2.7; (g) Investments in Equity Interests of Boise, Inc. or Debt of Boise, Inc. owing to any Obligor; (h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; (i) Investments consisting of non-cash consideration received by the Borrowers or any Subsidiary in connection with any sale, transfer, lease or other disposition of assets permitted by Section 10.2.6; (j) deposits, prepayments and other credits made or extended to suppliers in the Ordinary Course of Business; (k) Investments in Hedging Agreements; (l) Specified Investments; (m) minority Investments made in cooperatives required to obtain goods or services in the ordinary course of business, not to exceed $5,000,000 at any time outstanding; and (n) Investments in Louisiana Timber Procurement, LLC, a Louisiana limited liability company, not to exceed $10,000,000 at any time outstanding; provided, however, that with respect to any Investment under clause (d)(y) or (e) above, (i) no Default or Event of Default exists immediately prior to or would result directly or indirectly from such Investment, and (ii) either:

(A)          Availability immediately after giving effect to such Investment and Average Availability for the most recently ended Fiscal Quarter prior to such Investment but giving pro forma effect to such Investment, in each case, shall not be less than (x) $75,000,000 in the case of Investments in an aggregate amount of less than $25,000,000, (y) $150,000,000 in the case of Investments in an aggregate amount greater than or equal to $25,000,000 but less than $50,000,000, and (z) $200,000,000 in the case of Investments in an aggregate amount greater than or equal to $50,000,000; or

(B)           (x) Availability immediately after giving effect to such Investment and Average Availability for the most recently ended Fiscal Quarter prior to such Investment but giving pro forma effect to such Investment, in each case, shall not be less than the Restricted Payment Availability Threshold, and (y) the Fixed Charge Coverage Ratio as of the last day of the immediately preceding month after giving pro forma effect to such Investment is at least 1.0 to 1.0.”

“Restricted Payment Availability Threshold: the greater of (i) $70,000,000 or (ii) 20% of the Revolving Credit Facility.”

“Security Documents: the Guaranties, Pledge Agreements, Copyright Security Agreements, Patent Security Agreements, Trademark Security Agreements, Insurance Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.”

 “Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Average Availability is less than the Availability Threshold (i) for a period of any calendar month with respect to Sections 5.7, 7.2.1, 8.5 and 10.2.6 and (ii) at any time with respect to Section 10.3.1; and (b) continuing until no Event of Default has existed and Average Availability has been greater than the Availability Threshold at all times for two consecutive months.”

“Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, with cost calculated on the Borrowers’ historical basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.”

(c)           Amendment of Section 2.1.5 of the Loan Agreement.  Section 2.1.5 of the Loan Agreement is hereby amended by replacing the phrase “the greater of (x) $35,000,000 and (y) 10% of the Borrowing Base” in each place it appears in such Section with the phrase “the greater of (x) $17,500,000 and (y) 5% of the Borrowing Base (provided, however, that in no event shall the aggregate amount of Overadvances and Protective Advances exceed $25,000,000)”.

(d)           Amendment of Section 2.1.6 of the Loan Agreement.  Section 2.1.6 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Protective Advances.  Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount of the greater of (x) $17,500,000 and (y) 5% of the Borrowing Base outstanding at any time (provided, however, that in no event shall the aggregate amount of Overadvances and Protective Advances exceed $25,000,000), if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses.  Each Lender shall participate in each Protective Advance on a Pro Rata basis, provided that in no event shall any Lenders be required to participate in any Protective Advances that would cause the outstanding Revolver Loans and LC Obligations to exceed the aggregate Revolver Commitments.  Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent.  Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.”

(e)           Amendment of Section 2.2 of the Loan Agreement.  Section 2.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:  “Intentionally Deleted.”

(f)            Amendment of Section 2.4.5 of the Loan Agreement.  Section 2.4.5 of the Loan Agreement is hereby amended by deleting the reference to “Section 9.18” contain in such Section and replacing it with “Section 9.1.8”.

(g)           Amendment of Section 4.6 of the Loan Agreement.  The first sentence of Section 4.6 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“On the Commitment Termination Date, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (including, only with the consent of Agent so long as any Revolver Loans remain outstanding, any Cash Management Services).”

(h)           Amendment of Section 5.11.2(b) of the Loan Agreement.  Section 5.11.2(b) of the Loan Agreement is hereby amended by deleting the phrase “or any Real Estate to the extent Real Estate has been included during the PP&E Inclusion Period” from such Section.

(i)            Amendment of Section 6.1(a) of the Loan Agreement.  Section 6.1(a) of the Loan Agreement is hereby amended by deleting the phrase “(other than the Equipment Security Agreement, Mortgages, and Mortgage Support Documents).”

(j)            Amendment of Section 7.6 of the Loan Agreement.  Section 7.6 of the Loan Agreement is hereby amended by deleting the phrase “(including fixture filings after the PP&E Inclusion Date)” from such Section.

(k)           Amendment of Section 8.2.1 of the Loan Agreement.  The first sentence of Section 8.2.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Each Borrower shall submit to Agent (and, to the extent received in electronic form from the Borrowers, Agent shall promptly deliver the same to each Lender upon the written request of such Lender), on or before the 20th day of each month (or more frequently as requested by Agent following the occurrence of an Event of Default), accurate and complete records of its Accounts, including all payments and collections thereon, and a summary aged trial balance and sales, collection, reconciliation and other reports in form satisfactory to Agent.”

(l)            Amendment of Section 8.3.1 of the Loan Agreement.  Section 8.3.1 of the Loan Agreement is hereby amended by inserting the following sentence at the end of such Section:

“To the extent received in electronic form from the Borrowers, Agent shall promptly deliver any reports received by it pursuant to this Section 8.3.1 to each Lender upon the written request of such Lender.”

(m)          Amendment of Section 8.4.2 of the Loan Agreement.  Section 8.4.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“8.4.2.    Dispositions of Equipment.  No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than a Permitted Asset Disposition.”

(n)           Amendment of Section 8.4.3 of the Loan Agreement.  Section 8.4.3 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“8.4.3.    Condition of Equipment.  The Borrowers will use commercially reasonable efforts to keep the Equipment in good operating condition and repair, and make all necessary replacements and repairs so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted.  The Borrowers will use commercially reasonable efforts to ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.”

(o)           Amendment of Section 8.6.2 of the Loan Agreement.  Section 8.6.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“8.6.2.    Insurance of Collateral; Condemnation Proceeds.

(a)           Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, public liability, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent (and Agent agrees that insurance in effect on the Closing Date is satisfactory).  Each policy of property insurance covering the Collateral, each policy of business interruption insurance, and each policy of liability insurance

(other than D&O, fiduciary, special crime, and workers’ compensation insurance) shall include satisfactory endorsements (i) showing Agent as sole loss payee or additional insured, as appropriate; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  If any Obligor fails to provide and pay for any such insurance, Agent may, at its option, but shall not be required to, procure such insurance and charge Obligors therefor.  Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies for claims in excess of $2,500,000.  While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent to the extent required hereunder.  If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise claims with respect to property insurance covering the Collateral, business interruption insurance, and liability insurance for any claims involving Agent or any Lender (other than D&O, fiduciary, special crime, and workers’ compensation insurance).

(b)           Any proceeds of property insurance covering the Collateral, any awards arising from condemnation of any Collateral, and any proceeds of business interruption insurance shall be paid to Agent and  shall be applied to payment of the Revolver Loans, and then to any other Obligations outstanding.”

(p)           Amendment of Section 10.1.1(b) of the Loan Agreement.  Section 10.1.1(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

 “(b)        Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, (x) up to three times per Loan Year in the event that Average Availability is less than the Availability Threshold for any month during such Loan Year or an Event of Default has occurred and is continuing, and (y) up to two times per Loan Year at any other time; and (ii) appraisals of Inventory (x) up to two times per Loan Year in the event that Average Availability is less than the Availability Threshold for any month during such Loan Year or an Event of Default has occurred and is continuing and (y) one time per Loan Year at any other time.  Subject to and without limiting the foregoing, Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group.  This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes, but payment for such examinations and appraisals by Borrowers is limited as set forth herein.”

(q)           Amendment of Section 10.1.2 of the Loan Agreement.  The introductory clause to Section 10.1.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“10.1.2.  Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent (and, to the extent received in electronic form from the Borrowers, Agent shall promptly deliver the same to each Lender upon the written request of such Lender):”.

(r)            Amendment of Section 10.2.2(s) of the Loan Agreement.  Section 10.2.2(s) of the Loan Agreement is hereby amended by deleting the reference to “Section 10.2.1(l)” contain in such Section and replacing it with “Section 10.2.1(m)”.

(s)           Amendment of Section 10.2.4 of the Loan Agreement.  Section 10.2.4 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“10.2.4.  Distributions; Restrictions on Upstream Payments.

(a)           Distributions.  Declare or make any Distributions, except:

(i)            provided that no Event of Default of the type described in clause (a), (c) (solely to the extent such Event of Default under clause (c) results from a failure to perform any covenant contained in Section 10.3), or (k) of Section 11.1 exists immediately prior to such Distributions:

(A)          for so long as Parent is a pass through (including a partnership) or disregarded entity for United States Federal income tax purposes, Boise Cascade and Parent may make Permitted Tax Distributions;

(B)           Boise Cascade may make Distributions to Parent that are used solely to pay franchise taxes of the Parent; and

(C)           Boise Cascade may make Distributions to Parent that are used solely to pay operating expenses and administrative, legal, accounting and corporate reporting expenses of Parent incurred in the ordinary course of business of Parent in the exercise of its reasonable business judgment and in good faith; and other fees required to maintain the corporate existence of Parent, of up to $2,000,000 per fiscal year (or $5,000,000 per fiscal year following the completion of an initial public offering by parent of its Equity Interests to the public by means of an offering registered with the Securities and Exchange Commission);

(ii)           provided that no Default or Event of Default exists immediately prior to or would result directly or indirectly from such Distributions, the Obligors may make Upstream Payments;

(iii)          Distributions made on the Closing Date in connection with the Paper Group Disposition in accordance with the Contribution Agreement (as in effect on the Closing Date);

(iv)          any Distribution of any Equity Interest of Boise, Inc. or Debt of Boise, Inc. owing to any Obligor or the proceeds thereof;

(v)           provided that (x) no Default or Event of Default exists immediately prior to or would result directly or indirectly from such Distributions, and (y) Availability immediately after giving effect to such Distributions and Average Availability for the most recently ended Fiscal Quarter prior to such Distribution but giving pro forma effect to such Distributions, in each case, is not less than the Restricted Payment Availability Threshold, Boise Cascade may make the following Distributions to the extent otherwise permitted under this Agreement:

(A)          following an IPO, Boise Cascade may pay any Distributions within 60 days after the date of declaration thereof if (1) at the date of declaration such Distribution would have complied with this Section 10.2.4(a), (2) at the time of such Distribution no other Default or Event of Default shall have occurred and be continuing (or result therefrom), and (3) either Boise Cascade has public shareholders on the date of declaration of such Distributions or the proceeds of such Distribution are to be and are in fact used by either Parent or any Person that directly or indirectly owns the majority of the Equity Interests of Parent to pay previously declared Distributions to public shareholders;

(B)           Distributions to Parent that are used solely for the purchase, redemption or other acquisition of Equity Interests of Parent or any Person that directly or indirectly owns the majority of the Equity Interests of Parent from any of their employees, former employees, officers, former officers, directors, former directors, consultants or former consultants (or permitted transferees of such employees, former employees, officers, former officers, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent or any Person that directly or indirectly owns the majority of the Equity Interests of Parent, as the case may be), under which such individuals purchase or sell or are granted the option to purchase or sell, such Equity Interests; provided, however, that the aggregate amount of such Distributions (excluding amounts representing cancellation of Debt) shall not exceed $5,000,000 in any calendar year; and provided, further, that (x)(i) Boise Cascade may make in any calendar year, in addition to the amounts permitted for such calendar year, the amount of Distributions which would otherwise be permitted to be made pursuant to this clause (B) in any subsequent two years that end prior to the Revolver Maturity Date, up to a maximum, together with amount carried forward in accordance with clause (x)(ii), of $15,000,000 in any calendar year (and the amounts available in such subsequent years shall be correspondingly reduced) and (ii) Boise Cascade may carry forward and make in a subsequent calendar year, in addition to the amounts permitted for such calendar year, the amount of such Distributions permitted to have been made but not made in any preceding calendar year up to a maximum, together with amounts for subsequent years described in clause (x)(i), of $15,000,000 in any calendar year pursuant to this clause (B) and that such amount in any calendar year may be increased by (1) the cash proceeds of key man life insurance policies received by any Obligors after the Closing Date and (2) the aggregate cash proceeds received by Boise Cascade from Parent during that calendar year from any re-issuance of Equity Interests by Parent to employees, officers, directors or consultants of Parent, less any amount previously applied to the payment of Distributions pursuant to this clause (B); and provided, further, that Boise Cascade may make Distributions to Parent to purchase, redeem, or otherwise acquire Equity Interests of Parent or any Person that directly or indirectly owns the majority of the Equity Interests of Parent from any of their employees, former employees, officers, former officers, directors, former directors, consultants or former consultants (or permitted transferees of such employees, former employees, officers, former officers, directors, former directors, consultants or former consultants), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent or any Person that directly or indirectly owns the majority of the Equity Interests of Parent, under which such individuals purchase or sell or are granted the option to purchase or sell, such Equity Interests, on or before April 15, 2008, in an aggregate amount not to exceed $18,300,000, and such purchase, redemption or other acquisition shall be excluded from the calculation of purchases, redemptions or other acquisitions otherwise permitted to be made under this clause (B);

(C)           repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

(D)          cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Boise Cascade or in connection with a merger, consolidation, amalgamation or other combination involving Boise Cascade; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 10.2.4 (as determined in good faith by the Boards of Directors of Boise Cascade); and

(vi)          provided that (x) no Default or Event of Default exists immediately prior to or would result directly or indirectly from such Distributions, (y) Availability immediately after giving effect to such Distributions and Average Availability for the most recently ended Fiscal Quarter after giving pro forma effect to such Distributions, in each case, is not less than the Restricted Payment Availability Threshold, and (z) the Fixed Charge Coverage Ratio as of the last day of the immediately preceding month after giving pro forma effect to such Distributions is at least 1.0 to 1.0, Boise Cascade may make any other Distributions to the extent otherwise permitted under this Agreement.

(b)           Restrictions on Upstream Payments.  Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or pursuant to a Permitted Restricted Agreement.”

(t)            Amendment of Section 10.2.8 of the Loan Agreement.  Section 10.2.8 of the Loan Agreement is hereby amended by replacing the letter “(c)” in each place it appears in such Section with the letter “(b)”.

(u)           Amendment of Section 11.2(c) of the Loan Agreement.  Section 11.2(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c)         require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent shall, upon the direction of Required Lenders, advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied, provided that any such advance by Agent of Cash Collateral in respect of Bank Product Debt shall be limited to the amount of Bank Product Reserves previously established in respect of such Bank Product Debt in accordance with this Agreement); and”.

(v)           Amendment of Section 14.3.1 of the Loan Agreement.  Section 14.3.1 of the Loan Agreement is hereby amended by replacing the reference to “2.1.4, 2.3, 3.12, 4.1.1, or 5.3.3” in such Section with the reference “2.1.4, 2.3, 3.12, or 4.1.1”.

(w)          Amendment of Section 14.15.2 of the Loan Agreement.  The last sentence of Section 14.15.2 of the Loan Agreement is hereby deleted in its entirety.

4.             Acknowledgment of the Obligors.  The Obligors hereby acknowledge and agree that, to the best of their knowledge:  (a) none of the Obligors has any defense, offset, or counterclaim with respect to the payment of any sum owed to the Lenders or the Agent under the Loan Documents, or with respect to the performance or observance of any warranty or covenant contained in the Loan Agreement or any of the other Loan Documents; and (b) the Lenders and the Agent have performed all obligations and duties owed to the Obligors through the date of this Amendment.

5.             Consent and Reaffirmation of Guarantors.  The undersigned Guarantors hereby consent to the foregoing amendments and acknowledge and agree that nothing herein shall in any way limit or diminish any of the obligations of the undersigned under their respective Guaranty, each such Guaranty being hereby ratified and affirmed.

6.             Representations and Warranties of the Obligors.  The Obligors represents and warrants to the Lenders and the Agent that:

(a)           Compliance with Loan Agreement.  On the date hereof, no Default or Event of Default has occurred and is continuing;

(b)           Representations and Warranties.  On the date hereof, and after giving effect to this Amendment, the representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date);

(c)           Power and Authority.  Each Obligor is duly authorized to execute, deliver and perform this Amendment.  The execution, delivery and performance of this Amendment and the Loan Agreement, as amended hereby, have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor; and

(d)           Enforceability.  This Amendment and the Loan Agreement, as amended hereby, are legal, valid and binding obligations of each Obligor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

7.             Covenants of the Obligors.  Within 120 days following the First Amendment Effective Date, the Obligors shall cause to be completed and delivered to Agent, at the Obligors’ sole cost and expense, a current fair market appraisal of the Borrowers’ Inventory prepared by an appraiser selected by Agent and reasonably acceptable to Borrowers, and in form and substance reasonably satisfactory to Agent.  The payment by the Obligors of the costs and expenses associated with such appraisal shall not be subject to or counted towards the limitations set forth in Section 10.1.1(b) of the Loan Agreement relating to payment of charges, costs, and expenses by the Obligors in connection with appraisals, but shall be in addition to the obligations of the Obligors to pay such charges, costs, and expenses pursuant to the Loan Agreement.

8.             Effectiveness of this Amendment. The amendment of the Loan Agreement will become effective (the “First Amendment Effective Date”) as of the date of this Amendment only upon the receipt by the Agent of this Amendment duly executed by the Agent, the Borrowers, the Guarantors, and each Lender.

9.             Effect on Loan Agreement.  Except as specifically amended hereby, the terms and provisions of the Loan Agreement and the other Loan Documents are, in all other respects, ratified and confirmed and remain in full force and effect.  No reference to this Amendment need be made in any notice, writing, or other communication relating to the Loan Agreement and the other Loan Documents, any such reference to the Loan Agreement and the other Loan Documents to be deemed a reference thereto as respectively amended by this Amendment.  All references to the Loan Agreement and the other Loan Documents in any document, instrument, or agreement executed in connection with the Loan Agreement and the other Loan Documents will be deemed to refer to the Loan Agreement and the other Loan Documents as respectively amended hereby.

10.           Fees and Expenses.  The Borrower hereby agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, negotiation, and consummation of this Amendment, and all other documents related hereto, including without limitation, the reasonable fees and expenses of the Lenders’ counsel.

11.           Successors.  This Amendment will be binding upon and inure to the benefit of the Borrowers, the Guarantors, the Lenders, the Agent, and their respective successors and assigns, provided, however, that no interest herein may be assigned by any Obligor without the prior written consent of the Agent and each Lender.

12.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

13.           Consent to Forum; Arbitration.

(a)           Forum.  EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AMENDMENT, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1 OF THE LOAN AGREEMENT.  Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law.  Nothing in this Amendment shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

(b)           Arbitration.  Notwithstanding any other provision of this Amendment or any other Loan Document to the contrary, if for any reason a court having jurisdiction over an action among the parties relating in any way to any Obligations or Loan Documents does not uphold the waiver of jury trail contained in Section 12(a) or in any provision of any other Loan Document, any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code).  Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section.  In the event of any inconsistency, the terms of this Section shall control.  If AAA is unwilling or unable to serve as the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration.  The arbitration proceedings shall be conducted in New York.  The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter.  The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award.  The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator.  The arbitrator shall have the power to award legal fees to the extent provided by this Agreement.  Judgment upon an arbitration award may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.  No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence.  At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced.  None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding.  The exercise of a remedy does not waive the right of any party to resort to arbitration or reference.

14.           Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of a signature page of any Loan Document by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of such agreement.

15.           Severability.  Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be valid under Applicable Law.  If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Amendment shall remain in full force and effect.

16.           Entire Agreement.  Time is of the essence of the Loan Documents.  This Amendment and the Loan Agreement, as amended hereby, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date set forth above.

BORROWERS:

BOISE CASCADE, L.L.C.

By:	/s/ Wayne M. Rancourt
Title:	Vice President & Treasurer

BOISE BUILDING SOLUTIONS DISTRIBUTION, L.L.C.

By:	/s/ Wayne M. Rancourt
Title:	Vice President & Treasurer

BOISE BUILDING SOLUTIONS MANUFACTURING, L.L.C.

By:	/s/ Wayne M. Rancourt
Title:	Vice President & Treasurer

GUARANTORS:

BOISE BUILDING SOLUTIONS MANUFACTURING HOLDINGS CORP.

By:	/s/ Wayne M. Rancourt
Title:	Vice President & Treasurer

BC CHILE INVESTMENT CORPORATION

By:	/s/ Wayne M. Rancourt
Title:	Vice President & Treasurer

BC BRAZIL INVESTMENT CORPORATION

By:	/s/ Wayne M. Rancourt
Title:	Vice President & Treasurer

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:	/s/ Todd Eggertsen
Title:	Todd Eggertsen – V.P.

[LENDERS]

1st Farm Credit Services, PCA
as a Lender

By:	/s/ Dale A. Richardson
Dale A. Richardson

Title:	VP, Illinois Capital Markets Group

AgFirst Farm Credit Bank,
as a Lender

By:	/s/ Banks Halloran
Title:	Vice President

CoBank, ACB,
as a Lender

By:	/s/ Michael Tousignant
Michael Tousignant
Title:	Vice President

GENERAL ELECTRIC CAPITAL
CORPORATION,
as a Lender

By:	/s/ Lynn Gosselin
Title: Its Duly Authorized Signatory

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Peter S. Predun
Title:	Executive Director

PNC Bank, National Association,
as a Lender

By:	/s/ Jeanette Vandenbergh
Title:	Jeanette Vandenbergh Vice President

Textron Financial Corporation,
as a Lender

By:	/s/ Susan Hall
Title: Senior Account Executive

Toronto Dominion (Texas) LLC,
as a Lender

By:	/s/ Debbi L. Brito
Title: Authorized Signatory

U.S. Bank, National Association,
as a Lender

By:	/s/ Carolyn M. Rooney
Title:	Vice President

Wachovia Bank, N.A.,
as a Lender

By:	/s/ Michael E. Dawes
Title:	Director

WELLS FARGO FOOTHILL LLC,
as a Lender

By:	/s/ Jeff Royston
Title:	Jeff Royston
Title:	Vice President